SOUTHWEST REPORTS THIRD QUARTER 2020 RESULTS

DALLAS, TEXAS - October 22, 2020 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2020 results:

•Third quarter net loss of $1.2 billion, or $1.96 net loss per diluted share
•Excluding special items1, net loss of $1.2 billion, or $1.99 net loss per diluted share
•Third quarter operating revenues of $1.8 billion, down 68.2 percent year-over-year
•Ended third quarter with liquidity of $15.6 billion, well in excess of debt outstanding

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "The pandemic persists along with the negative effects on air travel demand, resulting in our third quarter net loss of approximately $1.2 billion. We are encouraged by modest improvements in leisure passenger traffic trends since the slowdown in demand experienced in July. However, until we have widely-available vaccines and achieve herd immunity, we expect passenger traffic and booking trends to remain fragile. In response, we will continue to monitor demand and prudently adjust our available seat miles (ASMs, or capacity), while pursuing further revenue and cost opportunities. I am grateful to our People for maintaining a safe and reliable operation with industry-leading Customer Service2, which generated the best Net Promoter Score in our history3 in third quarter.

"Our top priority remains, and always will be, the safety of our Employees and Customers. We are dedicated to the Southwest Promise, first launched in May in response to the COVID-19 pandemic. The Southwest Promise encompasses our multi-layered approach to supporting the well-being of our Employees and Customers: additional cleaning throughout the Customer journey; procedures to support distancing at the airport and onboard aircraft; a requirement that Passengers and Customer-facing Employees wear face masks or face coverings; a sophisticated air distribution system that results in an exchange of cabin air every two to three minutes; and HEPA filters that remove 99.97% of airborne particles4, similar to technology found in hospitals. We are one of just a few airlines in the world that limits the number of seats available for sale to promote distancing onboard our aircraft, and we will continue to do so through November. This practice of effectively keeping middle seats open bridged us from the early days of the pandemic, when we had little knowledge about the behavior of the virus, to now. Today, aligned with science-based findings from trusted medical and aviation organizations, we will resume selling all available seats for travel beginning December 1, 2020. We are pairing this change with enhanced flexibility for Customers on fuller flights to rebook to another flight, if desired. We are working with UT Southwestern Medical Center and the Stanford University School of

Medicine, and we will have access to an advisory council comprised of physician-scientists with knowledge and expertise in infectious diseases, prevention and testing protocols, and the latest medical research about COVID-19. Both of these trusted medical organizations serve as resources to provide insights that will help us evolve our policies as we continue to deliver on the Southwest Promise. According to research put forth within the last two weeks by several reputable institutions, all arriving at the same conclusion—the risk of breathing COVID-19 particles on an airplane is virtually non-existent, with the combination of air filtration and face covering requirements. The combined studies, research, and counsel we have received, thus far, give us confidence in our approach and timing of this change to the Southwest Promise.

"We are committed to taking care of our Employees and Customers while protecting the financial health of our Company through the most challenging time in our nearly 50-year history. As a result of our preparedness and swift actions taken in response to the pandemic, our liquidity remains strong, and we remain the only U.S. airline with an investment-grade credit rating by all three rating agencies. As of September 30, 2020, our total liquidity was $15.6 billion, consisting of cash and short-term investments of $14.6 billion and a fully available secured revolving credit facility of $1 billion. We have unencumbered assets worth approximately $12 billion, including $10 billion in aircraft and $2 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition, we have significant value from our Rapid Rewards® loyalty program.

"We remain diligent in managing our cash burn. Since March, we have reduced annual 2020 cash outlays and spending by approximately $8 billion compared with original plans. Average core cash burn5 was approximately $12 million per day6 in September and $16 million per day in third quarter 2020, a sequential improvement from average core cash burn of approximately $23 million per day in second quarter 2020, primarily due to improving revenue trends. Our average core cash burn in October is currently estimated to be approximately $12 million per day, and fourth quarter 2020 is currently estimated to be approximately $11 million per day, driven primarily by continued modest improvements in close-in leisure demand and booking trends, as well as cost savings from voluntary Employee separation and leave programs. While we continue to make progress on reducing cash burn, in order to achieve cash burn break even, we estimate operating revenues will need to recover to an estimated 60 to 70 percent of 2019 levels, which is roughly double our third quarter 2020 levels.

"We are grateful for the Payroll Support Program (PSP) proceeds we received from the U.S. Treasury under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), which allowed us to operate without pay cuts, layoffs, or furloughs through September 30, 2020. As the pandemic and its devastating effects on our industry continue, we urge our federal leaders to pass an economic relief package that includes a clean, six-month extension of the PSP to further protect jobs and crucial air travel to communities across the Nation. Absent this extension, we simply cannot afford to continue with the conditions required to maintain full pay and employment. Based on the lack of stimulus, we have communicated temporary pay rate reductions to our non-contract Employees and have begun negotiations with our Union Leaders to reach agreement on reasonable, temporary concessions for our union contract Employees beginning January 1, 2021, in return for no layoffs or furloughs through the end of 2021, barring unforeseen and catastrophic changes to our business. In the event that we are unable to reach agreement on temporary concessions with our Unions, we plan to—as a last resort—furlough Employees in early 2021. If the federal government extends the much-needed PSP for the airline industry, we intend to discontinue or reverse these efforts through 2021.

"We are pursuing additional revenue opportunities that utilize idle aircraft and Employees to provide our legendary Customer Service to new, popular destinations. We recently published new service that we expect to commence on November 15, 2020, to both Miami International Airport and Palm Springs International Airport, as well as new seasonal service that we expect to commence on December 19, 2020, to both Montrose Regional Airport (Telluride and Crested Butte) and Yampa Valley Regional Airport (Steamboat Springs). We also recently announced our intention to add service in first half 2021 to Chicago O'Hare International Airport, and return to Houston's George Bush Intercontinental Airport, complementing existing service at Chicago Midway and Houston Hobby airports, and reinforcing a long-standing commitment by Southwest to both metropolitan areas. Today we announce our intention to add service in first half 2021 to Colorado Springs Municipal Airport, Savannah/Hilton Head International Airport in Georgia, and a return to Jackson-Medgar Wiley Evers International Airport in Mississippi. We are leveraging additional airports in cornerstone cities where our Customer base is large, along with adding easier access to popular leisure-oriented destinations from across our domestic-focused network. We entered this crisis with the U.S. airline industry's strongest balance sheet and most successful business model. These additional service points on our map are low-risk opportunities we can provide Customers now, all the while better positioning Southwest as travel demand rebounds."

Revenue Results and Outlook
The Company's third quarter 2020 operating revenues decreased 68.2 percent, year-over-year, to $1.8 billion, as a result of continued negative impacts to passenger demand and bookings due to the pandemic. Third quarter 2020 operating revenue per ASM (RASM, or unit revenues) was 6.78 cents, a decrease of 52.7 percent, driven by a load factor decrease of 38.6 points and a passenger revenue yield decrease of 23.1 percent, all year-over-year.

Following the modest improvements in passenger demand and bookings in May and June 2020, the Company experienced a stall in improving revenue trends in July 2020, due to the rise in COVID-19 cases. In August and September 2020, the Company again experienced modest improvements in close-in leisure passenger demand and bookings. The following monthly table presents selected revenue and load factor results for third quarter 2020:

	July 2020	August 2020	September 2020
Operating revenue year-over-year	Down 70.6%	Down 68.5%	Down 64.8%
Previous estimation	Down 70% to 75%	Down 70%	Down 65% to 70%
Load factor	42.6%	42.2%	51.5%
Previous estimation	Approximately 43%	Approximately 42%	45% to 50%
Thus far, the Company continues to experience modest improvements in close-in leisure passenger demand in October and bookings for November. The following monthly table presents selected preliminary estimates of revenue and load factor for October and November:

	October 2020	November 2020
Operating revenue year-over-year	Down 65% to 70%	Down 60% to 65%
Previous estimation	Down 65% to 75%	(a)
Load factor	50% to 55%	50% to 55%
Previous estimation	45% to 55%	(a)
(a) No previous estimation provided.

The Company has continued to make progress on its global distribution system (GDS) initiative, now at industry-standard participation, including Airline Reporting Corporation (ARC) ticketing and settlement with Amadeus, in addition to its second quarter 2020 launch with Travelport's GDS platforms: Apollo, Worldspan, and Galileo. The Company's enhancement of its GDS channel strategy complements its expansion of direct connect via Airline Tariff Publishing Company's (ATPCO) New Distribution Capability (NDC) Exchange and existing SWABIZ® options, with the goal of distributing its everyday low fares to more business travelers through their preferred channel.

Cost Performance and Outlook
Third quarter 2020 total operating expenses decreased 33.5 percent, year-over-year, to $3.2 billion. Excluding special items, third quarter 2020 operating expenses decreased 30.1 percent, year-over-year, to $3.4 billion. Total operating expenses per ASM (CASM, or unit costs) decreased 1.1 percent, compared with third quarter 2019. Excluding special items, third quarter 2020 CASM increased 4.1 percent, year-over-year.

Third quarter 2020 economic fuel costs1 were $1.23 per gallon and included $24 million, or $.08 per gallon, in premium expense, compared with $2.07 per gallon in third quarter 2019, which included $20 million, or $.04 per gallon, in premium expense, with no cash settlements from fuel derivative contracts in either period. Market fuel prices have increased since the dramatic decrease that occurred at the end of first quarter 2020, but are still favorable compared with last year, and the Company's third quarter 2020 fuel and oil expense was approximately $257 million lower than its original third quarter 2020 fuel projection in January 2020. The Company continued to operate fewer of its oldest, least fuel-efficient Boeing 737-700 aircraft as a result of capacity reductions due to the pandemic, which, combined with lower load factors, resulted in a year-over-year improvement of 10 percent in ASMs per gallon (fuel efficiency) in third quarter 2020. The Company currently estimates a fourth quarter 2020 year-over-year fuel efficiency improvement similar to the year-over-year improvement experienced in third quarter 2020, driven by the continued operation of fewer of its 737-700 aircraft as a result of capacity reductions due to the pandemic.

Based on the Company's existing fuel derivative contracts and market prices as of October 15, 2020, fourth quarter 2020 economic fuel costs are estimated to be in the range of $1.20 to $1.30 per gallon7, including $24 million, or $.09 per gallon, in premium expense, compared with $2.09 per gallon in fourth quarter 2019, which included $20 million, or $.04 per gallon, in premium expense, with no cash settlements from fuel derivative contracts in either period. As of October 15, 2020, the fair market value of the Company's fuel derivative contracts for the remainder of 2020 was immaterial, and the fair market value of the fuel hedge portfolio settling in 2021 and beyond was an asset of approximately $107 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, third quarter 2020 operating expenses decreased 24.3 percent, compared with third quarter 2019. The Company's third quarter 2020 results included a special item, a benefit, of $1.2 billion for the PSP proceeds recognized during the quarter. The Company's third quarter 2020 results also included a special item, a charge, of $1.1 billion related to the costs for Employees who accepted the Company's offer to participate in its voluntary separation and extended emergency time off programs. The Company accrued a charge of $485 million during third quarter 2020 for its voluntary separation program. Including the $307 million charge accrued in second quarter 2020, the total accrual for the Company's voluntary separation program was $792 million. The Company also accrued a charge associated with its voluntary extended emergency time off program of $613 million in third quarter 2020. Approximately 15,200 Employees, or 25 percent of the Company's workforce, are participating in one of these voluntary programs: approximately 4,200 elected the voluntary separation program, and approximately 11,000 are participating in the voluntary extended emergency time off program. If all voluntary program requests are granted, the total potential voluntary program costs could be up to approximately $1.7 billion; however, the Company did not accrue approximately $300 million of estimated voluntary program costs for extended emergency time off requests beyond February 2022, or approximately 18 months, based on the uncertainty of its future capacity levels and required staffing. Of the total voluntary program costs accrued of approximately $1.4 billion, the Company made cash payments to Employees of approximately $195 million during third quarter 2020, resulting in remaining accrued program costs of approximately $1.2 billion as of September 30, 2020. The Company expects to incur approximately $300 million in voluntary program cash payments in fourth quarter 2020, approximately $500 million in 2021, and up to approximately $700 million in 2022 and beyond, if no Employees are recalled prior to the end of their election period. As a result of these voluntary programs, the Company's salaries, wages, and benefits costs were lowered by $143 million in third quarter 2020. In addition, the Company expects the cost savings from these programs to be approximately $400 million in fourth quarter 2020 and approximately $1.1 billion in 2021, with voluntary separation program run-rate cost savings of approximately $500 million in 2022 and beyond. If there are no Employees recalled early from the extended emergency time off program, the net present value of the program through 2025 exceeds $2 billion. These voluntary programs allow the Company to significantly reduce its labor costs and cash burn immediately, while preserving jobs and maintaining the flexibility to more quickly adjust to a recovery in travel demand.

Excluding fuel and oil expense and special items, third quarter 2020 operating expenses decreased 20.3 percent, compared with third quarter 2019. No profitsharing expense was accrued in third quarter 2020 due to the Company's net loss, compared with a profitsharing accrual of $144 million in third quarter 2019. Excluding fuel and oil expense, special items, and prior year profitsharing expense, third quarter 2020 operating expenses decreased 17.1 percent year-over-year. The significant year-over-year decrease was driven primarily by the decrease in variable, flight-driven expenses, such as salaries, wages, and benefits; maintenance expense; and landing fees; combined with the Company's continued focus on eliminating discretionary spending and managing cash burn. On a unit basis, third quarter 2020 operating expenses, excluding fuel and oil expense, special items, and profitsharing expense, increased 23.4 percent, year-over-year, driven primarily by the significant reduction in capacity.

Excluding fuel and oil expense, special items, and prior year profitsharing expense, fourth quarter 2020 operating expenses are expected to decrease in the range of 20 to 25 percent, year-over-year, representing a sequential improvement compared with the Company's third quarter 2020 operating expenses year-over-year decrease in operating expenses, primarily due to lower capacity and higher cost savings driven by its voluntary separation and extended leave programs8. The Company remains intensely focused on managing its operating costs while maintaining flexibility with its staffing and capacity plans.

Other expenses in third quarter 2020 increased by $131 million, year-over-year, primarily due to an increase in interest expense driven by new debt issued during 2020; lower interest income as a result of lower interest rates; and an increase in other losses driven by adjustments for fuel derivative contracts not designated as fuel hedges, which are excluded from the Company's non-GAAP results as a special item.

The Company's third quarter 2020 effective tax rate was 25.0 percent, and the Company currently estimates its annual 2020 effective tax rate to be in the range of 24 to 26 percent.

Liquidity and Capital Deployment
As of September 30, 2020, the Company had approximately $14.6 billion in cash and short-term investments, and a fully available revolving credit facility of $1.0 billion. Since the beginning of 2020, the Company has raised cash of approximately $18.9 billion, net, including $13.4 billion in debt issuances and sale-leaseback transactions, $2.2 billion through a common stock offering, and $3.4 billion of PSP proceeds. Since the Company's previous update of cash and short-term investments of approximately $14.8 billion as of September 15, 2020, the Company raised $121 million through an aircraft-secured financing and received additional PSP proceeds of $94 million, representing the Company's final allocation from the program, for which the Company provided the U.S. Treasury consideration in the form of a $28 million increase in the promissory note issued in second quarter 2020, and an additional warrant to purchase up to 78 thousand shares of the Company's common stock. The original terms for both the promissory note and the warrant issued in second quarter 2020 applied for this additional consideration provided. In total, the Company has now received $3.4 billion of PSP proceeds, and has provided the U.S. Treasury consideration in the form of a promissory note in the aggregate amount of $976 million and warrants to purchase up to an aggregate of 2.7 million shares of the Company's common stock.

Net cash used in operations during third quarter 2020 was $1.1 billion, driven primarily by the Company's net loss. Capital expenditures during third quarter 2020 were $89 million. The Company has more than offset its originally planned annual 2020 capital spending of approximately $1.4 billion to $1.5 billion, primarily due to its fleet delivery expectations with Boeing discussed below, $815 million of proceeds from sale-leaseback transactions, $428 million in supplier proceeds, and the cancellation or deferral of the majority of its capital investment projects originally planned for this year.

As of September 30, 2020, the Company had current and noncurrent debt obligations that totaled $10.9 billion. The Company repaid approximately $59 million in debt and finance lease obligations during third quarter 2020, and expects to repay approximately $543 million in debt and finance lease obligations in fourth quarter 2020, including a $500 million bullet maturity payment made in early October. Based on current debt outstanding and current market interest rates, the Company expects fourth quarter 2020 interest expense to be approximately $113 million. The Company expects to repay approximately $220 million of debt and finance lease obligations in 2021. As of September 30, 2020, the Company was in a net cash position9 of $3.7 billion, and its adjusted debt10 to invested capital (leverage) was 54 percent.

Fleet and Capacity
The Company returned two leased 737-700 aircraft and retired one owned 737-700 aircraft during third quarter 2020, ending the quarter with 734 aircraft in its fleet. The Company expects to return three leased 737-700 aircraft during fourth quarter 2020. The Company has not received any 737 MAX aircraft deliveries from Boeing since February 2019. As previously disclosed, the Company has an agreement with Boeing to take no more than 48 MAX aircraft through December 31, 2021. The timeline and quantity of deliveries through 2021 is not yet finalized. However, the Company is currently in discussions with Boeing to restructure its order book, and continues to evaluate its fleet needs in light of current demand trends. Beyond 2021, the Company currently has 217 firm orders and 115 options for MAX aircraft in its order book. Additional information regarding the Company's contractual aircraft delivery schedule is available in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020.

In response to capacity reductions due to the effects of the pandemic, the Company is currently managing, on average, 150 to 250 aircraft in storage or short-term parking. The Company currently has approximately 100 aircraft in long-term storage, including 34 MAX aircraft that were grounded as of March 13, 2019, to comply with the Federal Aviation Administration (FAA) emergency order issued for all U.S. airlines to ground all MAX aircraft, and is managing the remaining 50 to 150 aircraft in short-term parking to provide greater flexibility to adapt to the seasonal demand patterns of the fourth quarter with additional aircraft in service. The Company continues to manage its active fleet based on passenger demand trends and has flexibility to adjust, as needed.

The Company continues to closely monitor the remaining milestones to be completed by Boeing and the FAA in order for the MAX to return to service. Regulatory approval of MAX return to service is subject to Boeing's ongoing work with the FAA, who will determine the timing of MAX return to service. Upon a rescission of the FAA order to ground the MAX fleet, the Company will work closely with Boeing and the FAA to safely reintroduce the 34 MAX aircraft currently in its fleet into service and estimates it will take the Company several months to comply with applicable FAA requirements, including all necessary Pilot simulator training. The MAX will likely remain out of the Company’s published flight schedules until at least second quarter 2021. The Company offers no assurances that current estimations and timelines are correct. Any changes to current estimations could result in further delays in MAX aircraft deliveries, additional flight schedule adjustments and reductions beyond 2020, and additional financial damages.

The Company's third quarter 2020 capacity decreased 32.8 percent, year-over-year, due to capacity reductions in light of the significant decrease in passenger demand and bookings as a result of the pandemic. The Company currently estimates October 2020 capacity to decrease approximately 45 percent, and November 2020 capacity to decrease approximately 35 percent, both year-over-year, compared with its previous estimation of October 2020 capacity to decrease in the range of 40 to 45 percent, and November 2020 capacity to decrease in the range of 35 to 40 percent, both year-over-year. The Company recently adjusted its December 2020 published flight schedule, and currently estimates its December 2020 capacity to decrease in the range of 40 to 45 percent, year-over-year. The Company estimates its fourth quarter 2020 capacity to decrease approximately 40 percent, year-over-year.

Passenger demand and booking trends remain primarily leisure-oriented and inconsistent by region. The Company remains cautious in this uncertain demand environment and continues to plan for multiple scenarios for its fleet and capacity plans. The Company will continue to monitor demand and booking trends and adjust capacity, as deemed necessary, on an ongoing basis. As such, the Company’s actual flown capacity may differ materially from currently published flight schedules or current estimations.

Awards and Recognitions
•Named Best Airline-North America, Best Airline-United States, Best Economy-North America, and Best Low Cost Airline-North America in the 2020 TripAdvisor Travelers' Choice Awards
•Named the Most Trusted Airline in America by Reader's Digest Magazine
•Named as one of Military Times Best for Vets: Employers 2020
•Ranked #1 in the Excellence in Communications Measurement entry for the 2020 Gartner Communications Award

Conference Call
The Company will discuss its third quarter 2020 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items.
2The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers with the lowest ratio of complaints to the DOT per 100,000 enplaned passengers for 2019, as well as the latest year-to-date results through June 2020. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
3Net Promoter Score calculation: (total promoters-total detractors) divided by total survey participants. The Company began tracking this metric in 2012.
4Measuring 0.3 micrometers or greater in diameter passing through the filter.
5Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. Average core cash burn is calculated as Loss before income taxes, non-GAAP, adjusted for Depreciation and amortization expense; Capital expenditures; and adjusted amortizing debt service payments; divided by the number of days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable cash and profit break-even results. Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; Payroll Support Program proceeds; Supplier proceeds; and other changes in working capital. Cash burn methodology varies by airline, and the Company’s average daily core cash burn may differ materially by utilizing cash burn calculations that adjust for changes in working capital. Average core cash burn projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
6Cash burn methodology varies by airline, and the Company’s average daily core cash burn may differ materially by utilizing cash burn calculations that adjust for changes in working capital. Utilizing an alternative cash burn approach, which adjusts for changes in working capital, among other items, the Company's average daily core cash burn was approximately $16 million in September 2020.
7Based on the Company's existing fuel derivative contracts and market prices as of October 15, 2020, fourth quarter 2020 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the range of $1.20 to $1.30. See Note Regarding Use of Non-GAAP Financial Measures.
8Year-over-year projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing expense in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
9Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
10Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations with respect to consumer demand for air travel, including factors and assumptions underlying the Company’s expectations; (ii) the Company’s plans and expectations with respect to capacity and capacity adjustments, while pursuing revenue and cost opportunities; (iii) the Company’s plans and strategies associated with COVID-19, including with respect to the discontinuance of middle seat limitations and the expected benefits and insights associated with the Company’s access to medical advisory organizations; (iv) the Company’s expectations with respect to core cash burn and estimated revenues required to achieve cash burn break-even; (v) the Company’s financial and operational expectations absent an extension of Payroll Support Program, including the possibility of layoffs or furloughs; (vi) the Company network plans and Southwest’s expected position upon a rebound in travel demand; (vii) other financial projections, including the Company’s outlook for load factors, fuel efficiency, fuel prices, costs, and liquidity (including its plans for capital expenditures and the repayment of debt and finance lease obligations); and (viii) the Company’s fleet plans and expectations, including with respect to the 737 MAX return to service. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of related government orders and restrictions; the duration and scope of the Company’s related self-imposed restrictions to address Customer and Employee health concerns; the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company’s related business plans and decisions; any negative impact of the COVID-19 pandemic on the Company’s ability to retain key Employees; and any negative impact of the COVID-19 pandemic on the Company’s access to capital; (ii) the Company’s ability to obtain additional payroll support or other financing from the U.S. Treasury and the impact of any related additional restrictions on the manner in which the Company operates its business; (iii) the impact of labor matters on the Company’s results of operations, business decisions, plans, and strategies; (iv) the impact of economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), fuel prices, consumer perception, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (v) the Company's dependence on Boeing with respect to the Company's fleet order book and delivery schedule; (vi) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the timing of the return of the 737 MAX to service and any related changes to the Company's operational and financial assumptions and decisions; (vii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company's business plans and results of operations; (viii) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (ix) the Company’s dependence on other third parties for products and services, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (x) the impact of the Company’s obligations and restrictions related to its participation in the U.S. Treasury’s Payroll Support Program, including restrictions and obligations associated with its loan from, and warrants issued to, the U.S. Treasury; and any related negative impact on the Company’s ability to retain key Employees; (xi) the enactment or adoption of future laws, statutes, and regulations and interpretations or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on the Company; and (xii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Percent Change	2020	2019	Percent Change
OPERATING REVENUES:
Passenger	$1,454	$5,230	(72.2)	$6,003	$15,462	(61.2)
Freight	41	42	(2.4)	118	129	(8.5)
Other	298	367	(18.8)	914	1,107	(17.4)
Total operating revenues	1,793	5,639	(68.2)	7,035	16,698	(57.9)

OPERATING EXPENSES:
Salaries, wages, and benefits	1,678	2,002	(16.2)	5,245	6,046	(13.2)
Payroll support and voluntary Employee programs, net	(149)	—	n.m.	(933)	—	n.m.
Fuel and oil	379	1,090	(65.2)	1,507	3,242	(53.5)
Maintenance materials and repairs	185	313	(40.9)	597	916	(34.8)
Landing fees and airport rentals	308	345	(10.7)	922	1,036	(11.0)
Depreciation and amortization	315	308	2.3	940	906	3.8
Other operating expenses	488	762	(36.0)	1,405	2,260	(37.8)
Total operating expenses	3,204	4,820	(33.5)	9,683	14,406	(32.8)

OPERATING INCOME (LOSS)	(1,411)	819	n.m.	(2,648)	2,292	n.m.

OTHER EXPENSES (INCOME):
Interest expense	111	30	270.0	235	90	161.1
Capitalized interest	(11)	(10)	10.0	(23)	(27)	(14.8)
Interest income	(4)	(23)	(82.6)	(30)	(70)	(57.1)
Other (gains) losses, net	35	3	n.m.	95	8	n.m.
Total other expenses (income)	131	—	n.m.	277	1	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(1,542)	819	n.m.	(2,925)	2,291	n.m.
PROVISION FOR INCOME TAXES	(385)	160	n.m.	(759)	504	n.m.
NET INCOME (LOSS)	$(1,157)	$659	n.m.	$(2,166)	$1,787	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$(1.96)	$1.24	n.m.	$(3.89)	$3.30	n.m.
Diluted	$(1.96)	$1.23	n.m.	$(3.89)	$3.29	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	590	533	10.7	556	542	2.6
Diluted	590	534	10.5	556	543	2.4

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2020	2019	Change	2020	2019	Change
Fuel and oil expense, unhedged	$372	$1,070		$1,472	$3,214
Add: Premium cost of fuel contracts designated as hedges	13	20		51	75
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(6)	—		(16)	(47)
Fuel and oil expense, as reported	$379	$1,090		$1,507	$3,242
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	6	—		16	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		22	—
Fuel and oil expense, excluding special items (economic)	$396	$1,090	(63.7)	$1,545	$3,242	(52.3)

Total operating expenses, as reported	$3,204	$4,820		$9,683	$14,406
Add: Payroll support and voluntary Employee programs, net	149	—		933	—
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	6	—		16	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		22	—
Add: Gain from aircraft sale-leaseback transactions	—	—		222	—
Total operating expenses, excluding special items	$3,370	$4,820	(30.1)	$10,876	$14,406	(24.5)
Deduct: Fuel and oil expense, excluding special items (economic)	(396)	(1,090)		(1,545)	(3,242)
Operating expenses, excluding Fuel and oil expense and special items	$2,974	$3,730	(20.3)	$9,331	$11,164	(16.4)
Deduct: Profitsharing expense	—	(144)		—	(403)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$2,974	$3,586	(17.1)	$9,331	$10,761	(13.3)

Operating income (loss), as reported	$(1,411)	$819		$(2,648)	$2,292
Deduct: Payroll support and voluntary Employee programs, net	(149)	—		(933)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(6)	—		(16)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(22)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		(222)	—
Operating income (loss), excluding special items	$(1,577)	$819	n.m.	$(3,841)	$2,292	n.m.

Other (gains) losses, net, as reported	$35	$3		$95	$8
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(23)	—		(40)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(22)	—
Add (Deduct): Mark-to-market impact from interest rate swap agreements	1	—		(28)	—
Other (gains) losses, net, excluding special items	$2	$3	(33.3)	$5	$8	(37.5)

Income (loss) before income taxes, as reported	$(1,542)	$819		$(2,925)	$2,291
Deduct: Payroll support and voluntary Employee programs, net	(149)	—		(933)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(6)	—		(16)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		(222)	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	23	—		40	—
Add (Deduct): Mark-to-market impact from interest rate swap agreements	(1)	—		28	—
Income (loss) before income taxes, excluding special items	$(1,675)	$819	n.m.	$(4,028)	$2,291	n.m.

Provision for income taxes, as reported	$(385)	$160		$(759)	$504
Deduct: Net income (loss) tax impact of fuel and special items, excluding GAAP to Non-GAAP tax rate difference (a)	(41)	—		(350)	—
Deduct: GAAP to Non-GAAP tax rate difference (b)	(76)	—		(168)	—
Provision for income taxes, net, excluding special items	$(502)	$160	n.m.	$(1,277)	$504	n.m.

Net income (loss), as reported	$(1,157)	$659		$(2,166)	$1,787
Deduct: Payroll support and voluntary Employee programs, net	(149)	—		(933)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(6)	—		(16)	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	23	—		40	—
Deduct: Gain from aircraft sale lease-back transactions	—	—		(222)	—
Add (Deduct): Mark-to-market impact from interest rate swap agreements	(1)	—		28	—
Add: Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	41	—		350	—
Add: GAAP to Non-GAAP tax rate difference (b)	76	—		168	—
Net income (loss), excluding special items	$(1,173)	$659	n.m.	$(2,751)	$1,787	n.m.

Net income (loss) per share, diluted, as reported	$(1.96)	$1.23		$(3.89)	$3.29
Deduct: Impact of special items	(0.22)	—		(1.96)	—
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.01)	—		(0.03)	—
Add: Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	0.07	—		0.63	—
Add: GAAP to Non-GAAP tax rate difference (b)	0.13	—		0.30	—
Net income (loss) per share, diluted, excluding special items	$(1.99)	$1.23	n.m.	$(4.95)	$3.29	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the Payroll Support Program being excluded as a special item, and reflects the anticipated benefit of carrying back full year 2020 projected net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Relevant comparative operating statistics for the three and nine months ended September 30, 2020 and 2019 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Change	2020	2019	Change
Revenue passengers carried (000s)	11,621	33,538	(65.3)%	41,622	99,758	(58.3)%
Enplaned passengers (000s)	15,064	41,098	(63.3)%	51,833	121,480	(57.3)%
Revenue passenger miles (RPMs) (in millions) (a)	11,888	32,889	(63.9)%	41,437	98,121	(57.8)%
Available seat miles (ASMs) (in millions) (b)	26,464	39,379	(32.8)%	79,701	117,250	(32.0)%
Load factor (c)	44.9%	83.5%	(38.6) pts.	52.0%	83.7%	(31.7) pts.
Average length of passenger haul (miles)	1,023	981	4.3%	996	984	1.2%
Average aircraft stage length (miles)	736	737	(0.1)%	740	746	(0.8)%
Trips flown	231,105	348,237	(33.6)%	696,586	1,022,311	(31.9)%
Seats flown (000s) (d)	35,491	52,441	(32.3)%	106,271	154,312	(31.1)%
Seats per trip (e)	153.6	150.6	2.0%	152.6	150.9	1.1%
Average passenger fare	$125.07	$155.95	(19.8)%	$144.22	$154.99	(6.9)%
Passenger revenue yield per RPM (cents) (f)	12.23	15.90	(23.1)%	14.49	15.76	(8.1)%
RASM (cents) (g)	6.78	14.32	(52.7)%	8.83	14.24	(38.0)%
PRASM (cents) (h)	5.49	13.28	(58.7)%	7.53	13.19	(42.9)%
CASM (cents) (i)	12.11	12.24	(1.1)%	12.15	12.29	(1.1)%
CASM, excluding Fuel and oil expense (cents)	10.67	9.47	12.7%	10.26	9.52	7.8%
CASM, excluding special items (cents)	12.74	12.24	4.1%	13.65	12.29	11.1%
CASM, excluding Fuel and oil expense and special items (cents)	11.24	9.47	18.7%	11.71	9.52	23.0%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	11.24	9.11	23.4%	11.71	9.18	27.6%
Fuel costs per gallon, including fuel tax (unhedged)	$1.15	$2.04	(43.6)%	$1.49	$2.07	(28.0)%
Fuel costs per gallon, including fuel tax	$1.18	$2.07	(43.0)%	$1.52	$2.09	(27.3)%
Fuel costs per gallon, including fuel tax (economic)	$1.23	$2.07	(40.6)%	$1.56	$2.09	(25.4)%
Fuel consumed, in gallons (millions)	320	524	(38.9)%	985	1,550	(36.5)%
Active fulltime equivalent Employees (j)	57,931	60,590	(4.4)%	57,931	60,590	(4.4)%
Aircraft at end of period (k)(l)	734	752	(2.4)%	734	752	(2.4)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 10,684 Employees participating in the Extended Emergency Time Off program as of September 30, 2020.
(k) Included 34 Boeing MAX 737 aircraft in long term storage as of September 30, 2020 and 2019.
(l) Included 70 Boeing 737 Next Generation aircraft removed from active fleet and placed in long-term storage as of September 30, 2020.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$12,109	$2,548
Short-term investments	2,453	1,524
Accounts and other receivables	897	1,086
Inventories of parts and supplies, at cost	426	529
Prepaid expenses and other current assets	248	287
Total current assets	16,133	5,974
Property and equipment, at cost:
Flight equipment	20,909	21,629
Ground property and equipment	6,005	5,672
Deposits on flight equipment purchase contracts	311	248
Assets constructed for others	274	164
	27,499	27,713
Less allowance for depreciation and amortization	11,443	10,688
	16,056	17,025
Goodwill	970	970
Operating lease right-of-use assets	1,767	1,349
Other assets	679	577
	$35,605	$25,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$980	$1,574
Accrued liabilities	1,836	1,749
Current operating lease liabilities	316	353
Air traffic liability	3,952	4,457
Current maturities of long-term debt	720	819
Total current liabilities	7,804	8,952

Long-term debt less current maturities	10,135	1,846
Air traffic liability - noncurrent	3,142	1,053
Deferred income taxes	1,824	2,364
Construction obligation	274	164
Noncurrent operating lease liabilities	1,424	978
Other noncurrent liabilities	1,233	706
Stockholders' equity:
Common stock	888	808
Capital in excess of par value	4,175	1,581
Retained earnings	15,685	17,945
Accumulated other comprehensive loss	(102)	(61)
Treasury stock, at cost	(10,877)	(10,441)
Total stockholders' equity	9,769	9,832
	$35,605	$25,895

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,157)	$659	$(2,166)	$1,787
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	315	308	940	906
Unrealized/realized loss on fuel derivative instruments	17	—	25	—
Deferred income taxes	(298)	174	(528)	224
Gain on sale-leaseback transactions	—	—	(222)	—
Changes in certain assets and liabilities:
Accounts and other receivables	(123)	(88)	(60)	(292)
Other assets	84	79	366	195
Accounts payable and accrued liabilities	26	106	(65)	(240)
Air traffic liability	216	(17)	1,584	897
Other liabilities	(106)	(87)	(312)	(210)
Cash collateral received from (provided to) derivative counterparties	(5)	—	2	—
Other, net	(19)	(43)	(95)	(104)
Net cash provided by (used in) operating activities	(1,050)	1,091	(531)	3,163

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(89)	(375)	(425)	(766)
Supplier proceeds	—	—	428	—
Proceeds from sale-leaseback transactions	—	—	815	—
Purchases of short-term investments	(1,536)	(529)	(3,881)	(1,329)
Proceeds from sales of short-term and other investments	1,191	545	2,956	1,648
Net cash used in investing activities	(434)	(359)	(107)	(447)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	2,294	—
Proceeds from issuance of long-term debt	1,125	—	5,622	—
Proceeds from term loan credit facility	—	—	3,683	—
Proceeds from revolving credit facility	—	—	1,000	—
Proceeds from convertible notes	—	—	2,300	—
Proceeds from Payroll Support Program loan and warrants	130	—	1,016	—
Proceeds from Employee stock plans	13	9	36	29
Repurchase of common stock	—	(500)	(451)	(1,450)
Payments of long-term debt and finance lease obligations	(59)	(70)	(295)	(245)
Payments of term loan credit facility	—	—	(3,683)	—
Payments of revolving credit facility	—	—	(1,000)	—
Payments of cash dividends	—	(96)	(188)	(372)
Payments of terminated interest rate derivative instruments	(31)	—	(31)	—
Capitalized financing items	44	—	(133)	—
Other, net	20	(33)	29	(44)
Net cash provided by (used in) financing activities	1,242	(690)	10,199	(2,082)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(242)	42	9,561	634

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,351	2,446	2,548	1,854

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,109	$2,488	$12,109	$2,488

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 15, 2020

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)
Average Brent Crude Oil price per barrel	Fourth Quarter 2020 (c)
$20	$.85 - $.95
$30	$1.00 - $1.10
Current Market (a)	$1.20 - $1.30
$50	$1.40 - $1.50
$60	$1.55 - $1.65
$70	$1.75 - $1.85
Estimated fuel hedging premium expense per gallon (b)	$.09
Estimated premium costs (b)	$24 million

Period	Maximum fuel hedged (gallons in millions) (e)
Remainder of 2020	325
2021	1,283
2022	1,220
Beyond 2022	667

(a) Brent crude oil average market price as of October 15, 2020, was approximately $43 per barrel for fourth quarter 2020.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of October 15, 2020, fourth quarter 2020 GAAP and economic fuel costs are estimated to be in the $1.20 to $1.30 per gallon range, including fuel hedging premium expense of approximately $24 million, or $.09 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided, assume the relationship between Brent crude oil and refined products based on market prices as of October 15, 2020.
(e) The Company holds derivative contracts at various Brent crude oil, WTI crude oil, and Heating oil price levels to provide protection against energy market price fluctuations. These gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:
1.Proceeds related to the Payroll Support Program under the CARES Act, which were used to pay Employee salaries, wages, and benefits; and accrued charges related to the special termination benefits upon Employees accepting Voluntary Separation Program 2020 or Extended Emergency Time Off as of September 30, 2020;
2.Gains associated with the sale-leaseback of ten Boeing 737-800 aircraft and ten Boeing 737 MAX 8 aircraft to third parties; and
3.Unrealized losses related to twelve forward-starting interest rate swap agreements. During the first nine months of 2020, the interest rate swap agreements, which were related to twelve 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.

The Company has also utilized and provided average cash burn and average daily core cash burn. Average cash burn is a non-GAAP financial measure. Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. For the three months ended September 30, 2020, average daily core cash burn was approximately $16 million, calculated as Loss before income taxes, non-GAAP, of $1.7 billion (as provided in the above Non-GAAP reconciliation), adjusted for Depreciation and amortization expense of $315 million; Capital expenditures of $89 million; and adjusted amortizing debt service payments of approximately $59 million; divided by 92 days in the period. The Company utilizes average daily core cash burn to monitor the performance of its core business as a proxy for its ability to achieve sustainable cash and profit break-even results.

Given that the Company’s cash burn calculation is derived from Loss before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn: financing transactions; Payroll Support Program proceeds; Supplier proceeds and other changes in working capital. Cash burn methodology varies by airline, and the Company’s third quarter 2020 average daily core cash burn of $16 million may differ materially by utilizing cash burn calculations that adjust for changes in working capital. Utilizing an alternative cash burn approach, which adjusts for changes in working capital, among other items, the Company’s third quarter 2020 daily cash burn was also approximately $16 million.

While the Company has historically provided its calculation of non-GAAP return on invested capital (“ROIC”) as a measure of financial performance used by management to quantify the Company’s effectiveness in generating returns relative to the capital invested in the business, the Company has chosen not to present ROIC in this release and does not expect to present it again until and if the operating environment normalizes sufficiently to return the Company to operating income instead of operating loss. The COVID-19 pandemic has materially and adversely affected passenger demand and bookings, thereby materially and adversely affecting operating income and cash flows from operations. As a result, management ceased focus on ROIC and instead has focused on bolstering the Company’s liquidity through cost reductions, financings, sale-leaseback transactions, and securities offerings. In this environment, management believes ROIC is not a meaningful measure of financial performance, nor is it being used by management to evaluate the business in the current environment.